Filed Pursuant to Rule 424(b)(2)
Registration No. 333-230098

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2021

Prospectus Supplement

(To Prospectus dated April 11, 2019)

$

Fixed-to-Floating Rate Notes due

Issue price:        %

The fixed-to-floating rate notes due                     , which we refer to as the notes, will mature on                     . The notes will bear interest from and including              to, but excluding,              at a fixed annual rate of     %, payable semiannually in arrears, on                      and                      of each year, beginning on                      and including                     . From and including                     , the notes will bear interest at a floating annual rate equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of     % per annum, payable quarterly in arrears, on             ,             ,              and                     . We will have the option to redeem the notes (i) in whole at any time or in part from time to time, on or after             and prior to                     , (ii) in whole, but not in part, on                      and (iii) in whole at any time or in part from time to time, on or after                     , at the applicable redemption prices described in this prospectus supplement. There is no sinking fund for the notes.

The interest rate on the notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR. See “Risk Factors” beginning on page S-3 for a discussion of this and certain other risks that you should consider in connection with an investment in the notes.

The notes are unsecured and will have the same rank as our other unsecured and unsubordinated debt obligations.

The notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discounts		Proceeds to Us

Per Note		%		%		%

Total	$		$		$

The notes will not be listed on any securities exchange. Currently, there is no public trading market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about                     , 2021.

Our affiliates, including J.P. Morgan Securities LLC, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

J.P. Morgan

                    , 2021

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

RISK FACTORS

Your investment in the notes will involve certain risks. You should carefully consider the following discussion of risks and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, and all subsequent filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before deciding whether an investment in the notes is suitable for you. We refer to JPMorgan Chase & Co. in this prospectus supplement as “JPMorgan Chase”, “we” or “us”.

The COVID-19 pandemic has caused and is causing significant harm to the global economy and could further negatively affect certain of JPMorgan Chase’s businesses.

On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, to be a global pandemic. The COVID-19 pandemic and governmental responses to the pandemic led to the institution of social distancing and shelter-in-place requirements in certain areas of the U.S. and other countries resulting in ongoing severe impacts on global economic conditions, including:

•	significant disruption and volatility in the financial markets

•	significant disruption of global supply chains, and

•	closures of many businesses, leading to loss of revenues and increased unemployment.

A prolongation or worsening of the pandemic, or the emergence of other diseases that give rise to similar effects, could deepen the adverse impact on the global economy.

The adverse economic conditions caused by the pandemic have had a negative impact on certain of JPMorgan Chase’s businesses and results of operations, including:

•	reduction in demand for certain products and services from JPMorgan Chase’s clients and customers, resulting in lower revenue, and

•	increases in the allowance for credit losses.

Certain models used by JPMorgan Chase in connection with the determination of the allowance for credit losses have heightened performance risk in the economic environment precipitated by the effects of the COVID-19 pandemic and government stimulus. There can be no assurance that, even after adjustments have been made to model outputs, JPMorgan Chase will not recognize unexpected losses arising from the model uncertainty that has resulted from these developments.

A prolongation or worsening of the COVID-19 pandemic and the negative economic impacts of the pandemic could have other significant adverse effects on JPMorgan Chase’s businesses, results of operations and financial condition, including:

•

recognition of credit losses and further increases in the allowance for credit losses, especially to the extent that businesses remain closed, unemployment continues at elevated levels, clients and customers draw on their lines of credit or significant numbers of people relocate from metropolitan areas

•	material impacts on the value of securities, derivatives and other financial instruments which JPMorgan Chase owns or in which it makes markets

•	downgrades in JPMorgan Chase’s credit ratings

•

constraints on liquidity or capital due to elevated levels of deposits, increases in risk-weighted assets related to supporting client activities, downgrades in client credit ratings, regulatory actions or other factors, any or all of which could require JPMorgan Chase to take or refrain from taking actions that it otherwise would under its liquidity and capital management strategies, and

•

the possibility that significant portions of JPMorgan Chase’s workforce are unable to work effectively, including because of illness, quarantines, shelter-in-place arrangements, government actions or other restrictions in connection with the pandemic.

The extent to which the COVID-19 pandemic negatively affects JPMorgan Chase’s businesses, results of operations and financial condition, as well as its regulatory capital and liquidity ratios, will depend on future developments that are highly uncertain and cannot be predicted, including the ultimate scope and duration of the pandemic, the effectiveness of vaccination programs and actions taken by governmental authorities and other third parties in response to the pandemic. Those negative effects, including the possible recognition of charge-offs, may be delayed because of the impact of prior and potential future government stimulus actions or payment assistance provided to clients and customers.

In addition, JPMorgan Chase’s participation directly or indirectly, including on behalf of customers and clients or by affiliated entities, in U.S. government programs designed to support individuals, households and businesses impacted by the economic disruptions caused by the COVID-19 pandemic could be criticized and subject JPMorgan Chase to:

•	increased governmental and regulatory scrutiny

•	negative publicity, and

•	increased exposure to litigation,

any or all of which could increase JPMorgan Chase’s operational, legal and compliance costs and damage its reputation. To the extent that the COVID-19 pandemic adversely affects JPMorgan Chase’s business, results of operations and financial condition, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section of JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2020.

Investors should not rely on indicative or historical data concerning the Secured Overnight Financing Rate.

In the following discussion of the Secured Overnight Financing Rate, when we refer to SOFR-linked notes, we mean the notes at any time when the interest rate on the notes is or will be determined based on the Secured Overnight Financing Rate, including Three-Month Term SOFR, and when we refer to the “benchmark transition provisions” and certain defined terms contained in those provisions, we mean the benchmark transition provisions and defined terms that are described herein under “Description of the Notes – Interest on the notes”.

The Secured Overnight Financing Rate is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that the Secured Overnight Financing Rate includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). The Secured Overnight Financing Rate is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials”. According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that the Secured Overnight Financing Rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes the Secured Overnight Financing Rate daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for the Secured Overnight Financing Rate that use of the Secured Overnight Financing Rate is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of the Secured Overnight Financing Rate at any time without notice.

FRBNY started publishing the Secured Overnight Financing Rate in April 2018. FRBNY has also started publishing historical indicative Secured Overnight Financing Rates dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of the future performance of the Secured Overnight Financing Rate. Since the initial publication of the Secured Overnight Financing Rate, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and the Secured Overnight Financing Rate over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in the Secured Overnight Financing Rate could adversely affect holders of the SOFR-linked notes.

Because the Secured Overnight Financing Rate is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked notes, which may adversely affect the trading prices of the SOFR-linked notes. In addition, the interest rate on the SOFR-linked notes for any day will not be adjusted for any modification or amendment to the Secured Overnight Financing Rate for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the interest rate on the SOFR-linked notes during the floating rate period on any day or for any interest period declines to zero or becomes negative, no interest will accrue on the SOFR-linked notes with respect to that day or interest period.

The Secured Overnight Financing Rate differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve System and FRBNY announced the Secured Overnight Financing Rate as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because the Secured Overnight Financing Rate is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, the Secured Overnight Financing Rate is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because the Secured Overnight Financing Rate is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that the Secured Overnight Financing Rate will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect holders of the SOFR-linked notes.

The Secured Overnight Financing Rate may fail to gain market acceptance. The Secured Overnight Financing Rate was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider the Secured Overnight Financing Rate to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked notes.

Any market for the notes may be illiquid or unpredictable.

The SOFR-linked notes will likely have no established trading market when issued, and an established trading market for the SOFR-linked notes may never develop or may not be very liquid. Market terms for securities that are linked to the Secured Overnight Financing Rate, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked notes may be lower than those of later-issued securities that are linked to the Secured Overnight Financing Rate. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities that are similar or comparable to the SOFR-linked notes, the trading price of the SOFR-linked notes may be lower than those of securities that are linked to rates that are more widely used. Investors in the SOFR-linked notes may not be able to sell the SOFR-linked notes at all or may not be able to sell the SOFR-linked notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The manner of adoption or application of reference rates based on the Secured Overnight Financing Rate in the bond market may differ materially compared with the application and adoption of the Secured Overnight Financing Rate in other markets, such as the derivatives and loan markets. Investors should carefully consider how any potential inconsistencies between the adoption of reference rates based on the Secured Overnight Financing Rate across these markets may impact any hedging or other financial arrangements which they may put in place in connection with any acquisition, holding or disposal of the SOFR-linked notes.

The interest rate for the notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the notes, the interest rate on the notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on the Secured Overnight Financing Rate. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of

Three-Month Term SOFR, or any other forward-looking term rate based on the Secured Overnight Financing Rate, will be completed. Uncertainty surrounding the development of forward-looking term rates (including Three-Month Term SOFR) based on the Secured Overnight Financing Rate could have a material adverse effect on the return on, value of and market for the notes. If, at the commencement of the floating rate period for the notes, the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on the Secured Overnight Financing Rate, the development of a forward-looking term rate for a tenor of three months based on the Secured Overnight Financing Rate that has been recommended or selected by the Relevant Governmental Body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on the Secured Overnight Financing Rate is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the notes, we are expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that we decide are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the notes, which are defined in the terms of the notes as “Three-Month Term SOFR Conventions”. For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, we will need to determine and to instruct the calculation agent concerning the manner and timing for its determination of the applicable Three-Month Term SOFR during the floating rate period. Our determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the notes during the floating rate period, which could adversely affect the return on, value of and market for the notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the notes.

Under the benchmark transition provisions of the notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, interest reset periods and interest reset dates, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the notes during the floating rate period, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

We or an affiliate of ours will or could have authority to make determinations and elections that could affect the return on, value of and market for the notes.

Under the terms of the notes, we may make certain determinations, decisions and elections with respect to the interest rate on the notes during the floating rate period, including any determination, decision or election required to be made by the calculation agent that the calculation agent fails to make. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest payable on the notes during the floating rate period. For example, we are expressly authorized to determine and implement Three-Month Term SOFR Conventions in order to reflect the use of Three-Month Term SOFR as the Benchmark for the floating rate period. In addition, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then we will determine, among other things, the Benchmark Replacement Conforming Changes. Furthermore, if the calculation agent fails, when required, to make a determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, or fails, when required, to determine the Benchmark Replacement and Benchmark Replacement Adjustment, then we will make those determinations in our sole discretion. Furthermore, we or an affiliate of ours may assume the duties of calculation agent. Any exercise of discretion by us under the terms of the notes, including any discretion exercised by us or by an affiliate acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we or an affiliate of ours acting as calculation agent may have economic interests that are adverse to the interest of the holders of the notes, and those determinations, decisions or elections could have a material adverse effect on the return on, value of and market for the notes. All determinations, decisions or elections by us, or by us or an affiliate acting as calculation agent, under the terms of the notes will be conclusive and binding absent manifest error.

JPMORGAN CHASE & CO.

JPMorgan Chase is a leading global financial services firm and one of the largest banking institutions in the United States, with operations worldwide. JPMorgan Chase is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, JPMorgan Chase serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients.

JPMorgan Chase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorgan Chase’s principal bank subsidiary is JPMorgan Chase Bank, N.A., a national bank with branches in 38 states and Washington, D.C. as of December 31, 2020. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities LLC, a U.S. broker-dealer. JPMorgan Chase’s principal operating subsidiary outside the United States is J.P. Morgan Securities plc, a U.K.-based subsidiary of JPMorgan Chase Bank, N.A.

The principal executive office of JPMorgan Chase is located at 383 Madison Avenue, New York, New York 10179, U.S.A., and its telephone number is (212) 270-6000.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Such documents, reports and information are also available on our website at https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings. Websites that are cited or referred to in this prospectus supplement do not constitute part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC after the date of this prospectus supplement under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2020; and

(b) Our Current Reports on Form 8-K filed on January 15, 2021, January 21, 2021, February 4, 2021, February 16, 2021, February 22, 2021 and March 5, 2021.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

4 New York Plaza

New York, New York 10004

212-270-6000

USE OF PROCEEDS

We will contribute the net proceeds that we receive from the sale of the notes offered by this prospectus supplement to our “intermediate holding company” subsidiary, JPMorgan Chase Holdings LLC, which will use those net proceeds for general corporate purposes. General corporate purposes may include investments in our subsidiaries, payments of dividends to us, extensions of credit to us or our subsidiaries or the financing of possible acquisitions or business expansion. Net proceeds may be temporarily invested pending application for their stated purpose. Interest on our debt securities (including interest on the notes offered by this prospectus supplement) and dividends on our equity securities, as well as redemptions or repurchases of our outstanding securities, will be made using amounts we receive as dividends or extensions of credit from JPMorgan Chase Holdings LLC or as dividends from JPMorgan Chase Bank, N.A.

DESCRIPTION OF THE NOTES

The following description of the particular terms of our fixed-to-floating rate notes due             , which we refer to as the notes, supplements the description of the general terms of the debt securities set forth under the headings “Description of Debt Securities—General” and “Description of Debt Securities—Senior Debt Securities” in the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the attached prospectus or the senior indenture referred to in the attached prospectus.

The notes offered by this prospectus supplement will be issued under the indenture, dated as of October 21, 2010, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and Deutsche Bank Trust Company Americas, as trustee. A copy of that indenture is incorporated by reference as an exhibit to our registration statement (No. 333-230098) filed with the SEC, and a copy of that first supplemental indenture has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 13, 2017. We refer to that indenture, as amended by that first supplemental indenture, as the “senior indenture.”

The notes will initially be limited to $         aggregate principal amount and will mature on                     . The notes are a series of senior debt securities referred to in the attached prospectus. We have the right to issue additional notes of such series in the future. Any such additional notes will have the same terms as the notes being offered by this prospectus supplement but may be offered at a different offering price or have a different initial interest payment date than the notes being offered by this prospectus supplement. If issued, these additional notes will become part of the same series as the notes being offered by this prospectus supplement.

We will make all principal and interest payments on the notes in immediately available funds. All sales of the notes, including secondary market sales, will settle in immediately available funds.

Interest on the notes will be paid to the persons in whose names the notes are registered at the close of business on the second business day preceding each interest payment date. If we call the notes for redemption, interest will cease to accrue on the applicable redemption date as described below.

For purposes of this prospectus supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.

The amount payable at maturity will be 100% of the principal amount of the notes, plus accrued interest to, but excluding, the maturity date of the notes. No sinking fund is provided for the notes.

The notes and the senior indenture are governed by the laws of the State of New York.

The notes will be issued in denominations of $2,000 and larger integral multiples of $1,000. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Book-Entry Issuance” in the attached prospectus.

Investors may elect to hold interests in the notes outside the United States through Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries will in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Optional Redemption

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after                     and prior to                     , at a redemption price equal to the sum of: (i) 100% of the principal amount of the notes being redeemed; (ii) the “Make-Whole Amount” (as defined below), if any, with respect to such notes; and (iii) accrued and unpaid interest on such notes to, but excluding, the date of redemption.

As used above in connection with the notes:

•

“Make-Whole Amount” means, in connection with any optional redemption of any notes, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had been made on                      determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the applicable redemption date) from the respective dates on which such principal and interest would have been payable if such redemption had been made on                      over (ii) the aggregate principal amount of the notes being redeemed.

•

“Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to                  (the “Treasury Yield”), plus         %. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading which represents the average for the immediately preceding week for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the third business day preceding the applicable redemption date shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

•

“Statistical Release” means the Data Download Program designated as “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the senior indenture, then such other reasonably comparable index which shall be designated by us.

Calculation of the foregoing will be made by us or on our behalf by a person designated by us; provided, however, that such calculation shall not be a duty or obligation of the trustee under the senior indenture.

In addition, we may redeem the notes, at our option, (i) in whole, but not in part, on                  or (ii) in whole at any time or in part from time to time, on or after                 , in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption Notices

If we elect to redeem the notes, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of the notes to be redeemed. Such mailing will be at least 5 days and not more than 60 days before the date fixed for redemption. Each notice of redemption will state:

•	the redemption date;

•	the redemption price (or, if not then ascertainable, the manner of calculation thereof);

•	if fewer than all the outstanding notes are to be redeemed, the identification (and in the case of partial redemption, the principal amounts) of the particular notes to be redeemed;

•	CUSIP or ISIN number of the notes to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and that interest thereon will cease to accrue on and after said date; and

•	the place or places where the notes are to be surrendered for payment of the redemption price.

Notwithstanding the foregoing, if the notes are held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted or required by DTC.

In the case of any redemption of only part of the notes at the time outstanding, the notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee shall deem fair and appropriate.

Interest on the notes

We refer to the period during which the notes bear interest at a fixed rate as the “fixed rate period” for the notes, and the period during which the notes bear interest at a floating rate as the “floating rate period” for the notes.

The notes will bear interest (i) during the period from and including              to, but excluding,             at a fixed annual rate of        % and (ii) during the period from and including             to, but excluding, the maturity date at a floating annual rate equal to a benchmark rate, which is expected to be Three-Month Term SOFR, determined as described below, plus a spread of                 % per annum. We will pay interest on the notes (i) during the fixed rate period, semiannually in arrears, on             and             of each year, beginning on             and including             and (ii) during the floating rate period, quarterly in arrears, on             ,             ,             and             .

Interest on the notes during the fixed rate period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any interest payment date for the notes during the fixed rate period falls on a day that is not a business day, the payment due on that date will be paid on the next day that is a business day, with the same force and effect as if made on that payment date and without any interest or other payment with respect to the delay.

Determination of Three-Month Term SOFR

For the purpose of calculating the interest rate on the notes for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions.

The following definitions apply to the foregoing definition of Three-Month Term SOFR:

•

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

•	“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

•

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

•

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

•

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

•	“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

•	“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

•

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definitions of “interest period”, “interest reset period” and “interest reset dates”, timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we decide may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for the use of Three-Month Term SOFR exists, in such other manner as we determine is reasonably necessary).

•

The terms “Benchmark Replacement Conforming Changes”, “Benchmark Replacement Date”, “Benchmark Replacement” and “Benchmark Transition Event” have the meanings set forth below under the heading “Effect of Benchmark Transition Event”.

Notwithstanding the foregoing paragraph, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “Effect of Benchmark Transition Event”, which we refer to as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the notes for each interest period during the floating rate period will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the spread of                 % per annum.

We will appoint a calculation agent prior to the commencement of the floating rate period for the notes. In addition, we or an affiliate of ours may assume the duties of the calculation agent for the notes.

We refer to the period from and including                     and ending on but excluding the first interest payment date during the floating rate period for the notes, and each successive period during the floating rate period beginning on and including an interest payment date and ending on but excluding the next interest payment date, as an

“interest period”. The amount of interest for each day during the floating rate period that the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the outstanding principal amount of the notes. The amount of interest to be paid on the notes for each interest period during the floating rate period will be calculated by adding the Daily Interest Amounts for each day in the interest period. In the event that any interest payment date and interest reset date during the floating rate period for the notes would otherwise fall on a day that is not a business day (as defined above), that interest payment date and interest reset date will be postponed to the next day that is a business day and interest will accrue to but excluding the date interest is paid. However, if the postponement of any interest payment date or interest reset date (other than any interest payment date falling on the maturity date) would cause the day to fall in the next calendar month, the interest payment date and interest reset date will instead be brought forward to the immediately preceding business day. If any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest on the notes during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by us, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when the notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and the payment of interest on the notes during the floating rate period will be modified in accordance with the benchmark transition provisions.

If the maturity date of the notes falls on a day that is not a business day, payment of principal and interest with respect to the notes will be paid on the next business day with the same force and effect as if made on such maturity date, and no interest on that payment will accrue from and after that maturity date.

The interest rate on the notes during the floating rate period will in no event be higher than the maximum rate permitted by applicable law. If the rate at which interest accrues on the notes on any day or for any interest period during the floating rate period declines to zero or becomes negative, no interest will be payable on the notes with respect to that day or interest period.

The calculation agent will, upon the request of the holder of any notes during the floating rate period for the notes, provide the interest rate in effect with respect to the then-current interest period. All calculations of the calculation agent, in the absence of manifest error, will be conclusive for all purposes and binding on us, the trustee and holders of the notes.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1) Compounded SOFR;

(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the alternate rate that has been selected by us as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “interest period”, “interest reset period” and “interest reset dates”, timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by us in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, we determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude any Benchmark Replacement Adjustment and the spread of                     % per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Federal Reserve Bank of New York’s Website”, “Reference Time”, “Relevant Governmental Body”, “SOFR” and “Term SOFR” have the meanings set forth above under the heading “Determination of Three-Month Term SOFR”.

Determinations and Decisions

We and the calculation agent are expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by us or by the calculation agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by the calculation agent, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the senior indenture or the notes, shall become effective without consent from the holders of the notes or any other party.

If the calculation agent fails to make any determination, decision or election that it is required to make under the terms of the notes, then we will make that determination, decision or election on the same basis as described above.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-UNITED STATES PERSONS

The following is a summary of certain United States federal income and estate tax consequences as of the date of this prospectus supplement regarding the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes that are held as capital assets by a non-United States holder who purchases the notes upon original issuance at their initial offering price.

A “non-United States holder” means a beneficial owner of the notes (other than a partnership) that is not any of the following for United States federal income tax purposes:

•  an individual citizen or resident of the United States;

•  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•  a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined in Section 7701(a) (30) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), have the authority to control all of its substantial decisions, or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal tax consequences applicable to you if you are subject to special treatment under the United States federal tax laws (including if you are a United States expatriate, partnership or other pass-through entity, “controlled foreign corporation” or “passive foreign investment company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

We believe, and the following discussion assumes, that the notes will be treated as “variable rate debt instruments” for United States federal income tax purposes.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

Subject to the discussion of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and United States Treasury regulations;

•  you are not a controlled foreign corporation that is related to us through stock ownership;

•  you are not a bank whose receipt of interest on the notes is described in Section 881(c) (3) (A) of the Internal Revenue Code; and

•  either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code or (b) you hold the notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•  IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty; or

•  IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of the notes.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided certain certification and disclosure requirements discussed above under “—United States Federal Withholding Tax” are satisfied), in the same manner as if you were a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Subject to the discussion of backup withholding below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•  the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you of interest on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to you. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, no backup withholding will be required regarding payments that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Internal Revenue Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

CERTAIN ERISA MATTERS

The following is a summary of certain considerations associated with the purchase of the notes by (i) an “employee benefit plan” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA; (ii) a “plan” (as defined in Section 4975(e)(1) of the Internal Revenue Code) that is subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code; (iii) a plan, account or other arrangement that is subject to provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to any such provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code (“Similar Laws”); and (iv) an entity whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i), (ii) and (iii) above, pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii), (iii) and (iv) being referred to as a “Plan”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans subject to such provisions, which we call Covered Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Covered Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for those persons unless exemptive relief is available under an applicable class, individual, statutory or administrative exemption.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code could arise if a note was acquired by a Covered Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing Covered Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code between the investing Covered Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of a note. Those class exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company separate accounts; and

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Internal Revenue Code Section 4975(d)(20) provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans that are considering acquiring and/or holding any note in reliance on these or any other exemption should carefully review the exemption to ensure that it is applicable. No assurance can be made that all of the conditions of any such exemptions will be satisfied.

Plans that are, or whose assets constitute the assets of, “governmental plans” (as defined in Section 3(32) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) and certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code), may not be subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code, but may nevertheless be subject to Similar Laws. Any person considering an investment in the notes with the asset of any such Plan should consult with its advisors to consider the need for, and if necessary the availability of, exemptive relief under, applicable Similar Laws.

Representations

Because of the foregoing, the notes may not be purchased or held by any Plan, or any person investing the assets of any Plan, unless its purchase and holding of the note will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or similar violation of any applicable Similar Laws. Each purchaser or holder of a note or any interest in the note will be deemed to have represented by its purchase and holding of the note that either:

•	it is not a Plan and is not purchasing the note or any interest in the note on behalf of or with the assets of any Plan; or

•

its purchase and holding of the note or any interest in the note will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or a similar violation of any applicable Similar Laws.

In addition, each Plan will be deemed to have acknowledged and represented (which acknowledgement and representation shall be deemed repeated and reaffirmed on each day the Plan holds any interest in the notes) that: (i) neither we or any of our affiliates (collectively, the “Relevant Parties”) have been relied upon for any advice with respect to the Plan’s decision to purchase or hold any notes and none of the Relevant Parties shall at any time be relied upon by the Plan as the Plan’s fiduciary with respect to the Plan’s investment in the notes; (ii) the Plan is aware of and acknowledges that (a) none of the Relevant Parties are undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the Plan’s investment in the notes, (b) the Relevant Parties have a financial interest in the Plan’s investment in the notes and (c) any compensation received by a Relevant Party does not constitute fees rendered for the provision of investment advice to the Plan; (iii) the Plan’s decision to invest in the notes has been made at the recommendation or direction of an independent fiduciary who (a) is independent of the Relevant Parties; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies; and (c) is a fiduciary (under ERISA, Section 4975 of the Internal Revenue Code or Similar Laws, as applicable) with respect to the Plan’s investment in the notes and any related transactions, and is responsible for exercising independent judgment in evaluating the Plan’s investment in the notes and any related transactions.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring or holding the notes or any interest therein on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment, and whether an exemption therefrom would be applicable to the acquisition and holding of the notes. The sale of any notes to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal amount of the notes
J.P. Morgan Securities LLC	$

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•  we will pay our expenses related to this offering, which we estimate will be $100,000; and

•  we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

The notes may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the attached prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. Certain of the underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell your notes will be favorable.

Our affiliates, including J.P. Morgan Securities LLC, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain of the underwriters engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The underwriting agreement provides that the closing will occur on                 , which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should also consult their own advisors in this regard.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of JPMorgan Chase for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will deliver an opinion for us regarding the validity of the notes. Cravath, Swaine & Moore LLP, New York, New York, will provide a similar opinion for the underwriters. Cravath, Swaine & Moore LLP has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

Prospectus

$145,989,153,962

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Units

Up to $145,989,153,962, or the equivalent thereof in any other currency, of these securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered. Our common stock is listed on the New York Stock Exchange under the symbol “JPM.” The other securities that we may offer from time to time under this prospectus may be listed on the New York Stock Exchange or another national securities exchange, as specified in the applicable prospectus supplement.

You should read this prospectus and any supplement carefully before you invest. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, and any risk factors described in an applicable prospectus supplement, for a discussion of risks you should consider in connection with an investment in any of the securities offered under this prospectus.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 11, 2019

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorgan Chase” on page 6 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

JPMorgan Chase & Co.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a financial holding company incorporated under Delaware law in 1968. We are a leading global financial services firm and one of the largest banking institutions in the United States, with operations worldwide. JPMorgan Chase had $2.6 trillion in assets and $256.5 billion in total stockholders’ equity as of December 31, 2018. To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorgan Chase.”

Our principal executive offices are located at 383 Madison Avenue, New York, New York 10179 and our telephone number is (212) 270-6000.

The Securities We May Offer

This prospectus is part of a registration statement (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to $145,989,153,962, or the equivalent thereof in any other currency, of any of the following securities:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock;

•	warrants; and

•	units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also means the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information that we refer you to, as discussed under “Where You Can Find More Information About JPMorgan Chase.”

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general debt obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. For the definition of Senior Indebtedness, see “Description of Debt Securities—Subordinated Debt Securities—Subordination” beginning on page 15 below.

The senior debt securities will be issued under the indenture, dated as of October 21, 2010, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and Deutsche Bank Trust Company Americas, as trustee. We refer to that indenture, as so amended, as the “senior indenture.” The subordinated debt securities will be issued under the subordinated indenture, dated as of March 14, 2014, as amended by the first supplemental indenture, dated as of January 13, 2017, between us and U.S. Bank Trust National Association, as trustee. We refer to that indenture, as so amended, as the “subordinated indenture” and, together with the senior indenture, the “indentures” and each an “indenture.” We have summarized below certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•

Neither of the indentures limits the amount of debt securities that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorgan Chase.

•

The indentures allow us to consolidate or merge with another entity, or to convey, transfer or lease all or substantially all of our assets to another entity. If one of these events occurs and we are not the successor in the transaction, the successor will be required to assume our responsibilities relating to the debt securities and the indentures.

•

The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series affected by the change must consent.

•

If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the senior indenture that we and our subsidiaries will not sell, assign, transfer, grant a security interest in or otherwise dispose of the voting stock of JPMorgan Chase Bank, N.A., which we refer to as the “Bank”, and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

•	default in the payment of principal of (or premium, if any, on) any senior debt securities of that series and continuance of that default for 30 days;

•	default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

•	specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase; and

•	any other event of default specified with respect to senior debt securities of that series.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all of our indebtedness for money borrowed, except indebtedness that is stated not to be senior to, or that is stated to have the same rank as, the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Events of Default. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

•	specified events of bankruptcy, reorganization or insolvency of JPMorgan Chase; and

•	any other event specified with respect to subordinated debt securities of that series.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue preferred stock that will be represented by depositary shares.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “securities warrants.” We may also offer warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies, which we refer to as “currency warrants.” We may issue warrants independently or together with other securities.

Units

We may use this prospectus and an applicable prospectus supplement to offer any combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property together as units. In the applicable prospectus supplement, we will describe the particular combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, or debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting any units, and any other specific terms of the units.

JPMorgan Chase is a Holding Company

We are a holding company that holds the stock of the Bank and an intermediate holding company, JPMorgan Chase Holdings LLC, which we refer to as the “IHC”. We conduct substantially all of our operations through subsidiaries, including the Bank and the IHC. As a result, claims of the holders of our securities will generally have a junior position to claims of creditors of our subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of deposit liabilities, long-term debt and other liabilities. In addition, we are obligated to contribute to the IHC substantially all the net proceeds that we receive from the issuance of securities (including any securities offered by use of this prospectus), and the ability of the Bank and the IHC to make payments to us is limited. As a result of these arrangements, our ability to make various payments is dependent on our receiving dividends from the Bank and dividends and extensions of credit from the IHC. These limitations could affect our ability to pay interest on our debt securities, pay dividends on our preferred stock and common stock, redeem or repurchase outstanding securities, and fulfill our other payment obligations.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of the Financial Industry Regulatory Authority (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Such documents, reports and information are also available on our website: https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings. Information on our website does not constitute part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2018;

(b) Our Current Reports on Form 8-K filed on January 15, 2019, January 17, 2019, January 24, 2019, January 29, 2019, January 30, 2019, March 7, 2019, March 15, 2019 and March 22, 2019; and

(c) The descriptions of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description, and any other Registration Statement on Form 8-A relating to any securities offered by this prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

4 New York Plaza

New York, New York 10004

212-270-6000

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, we have made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in our other documents filed or furnished with the SEC. In addition, our senior management may make forward-looking statements orally to investors, analysts, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond our control. JPMorgan Chase’s actual future results may differ materially from those set forth in our forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ from those in the forward-looking statements:

•	local, regional and global business, economic and political conditions and geopolitical events;

•	changes in laws and regulatory requirements, including capital and liquidity requirements affecting our businesses, and our ability to address those requirements;

•	heightened regulatory and governmental oversight and scrutiny of our business practices, including dealings with retail customers;

•	changes in trade, monetary and fiscal policies and laws;

•	changes in income tax laws and regulations;

•	securities and capital markets behavior, including changes in market liquidity and volatility;

•	changes in investor sentiment or consumer spending or savings behavior;

•	our ability to manage effectively our capital and liquidity, including approval of our capital plans by banking regulators;

•	changes in credit ratings assigned to us or our subsidiaries;

•	damage to our reputation;

•	our ability to appropriately address social and environmental concerns that may arise from our business activities;

•	our ability to deal effectively with an economic slowdown or other economic or market disruption;

•	technology changes instituted by us, our counterparties or competitors;

•	the effectiveness of our control agenda;

•

our ability to develop or discontinue products and services, and the extent to which products or services previously sold by us (including but not limited to mortgages and asset-backed securities) require us to incur liabilities or absorb losses not contemplated at their initiation or origination;

•	acceptance of our new and existing products and services by the marketplace and our ability to innovate and to increase market share;

•	our ability to attract and retain qualified employees;

•	our ability to control expenses;

•	competitive pressures;

•	changes in the credit quality of our customers and counterparties;

•	adequacy of our risk management framework, disclosure controls and procedures and internal control over financial reporting;

•	adverse judicial or regulatory proceedings;

•	changes in applicable accounting policies, including the introduction of new accounting standards;

•	our ability to determine accurate values of certain assets and liabilities;

•	occurrence of natural or man-made disasters or calamities or conflicts and our ability to deal effectively with disruptions caused by the foregoing;

•	our ability to maintain the security of our financial, accounting, technology, data processing and other operational systems and facilities;

•	our ability to withstand disruptions that may be caused by any failure of our operational systems or those of third parties; and

•	our ability to effectively defend ourselves against cyberattacks and other attempts by unauthorized parties to access our or our customers’ information or to disrupt our systems.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include, for example, those discussed under the caption “Risk Factors” in our most recent annual and quarterly reports, to which reference is hereby made.

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. We do not undertake to update any forward-looking statements. You should, however, consult any further disclosures of a forward-looking nature we may make in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will contribute the net proceeds that we receive from the sale of the securities offered by use of this prospectus and the applicable prospectus supplement to the IHC, which will use those net proceeds for general corporate purposes. General corporate purposes may include investments in our subsidiaries, payments of dividends to us, extensions of credit to us or our subsidiaries or the financing of possible acquisitions or business expansion. Net proceeds may be temporarily invested pending application for their stated purpose. Interest on our debt securities (including interest on the debt securities offered by use of this prospectus) and dividends on our equity securities (including dividends on the preferred stock or common stock offered by use of this prospectus), as well as redemptions or repurchases of our outstanding securities, will be made using amounts we receive as dividends or extensions of credit from the IHC or as dividends from the Bank.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will be issued under the senior indenture, and the subordinated debt securities will be issued under the subordinated indenture. The debt securities and the indentures are governed by the laws of the State of New York.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement.

The indentures do not limit the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination.”

We are a holding company that holds the stock of the Bank and the IHC. We conduct substantially all of our operations through subsidiaries, including the Bank and the IHC. As a result, claims of the holders of our securities will generally have a junior position to claims of creditors of our subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of deposit liabilities, long-term debt and other liabilities. In addition, we are obligated to contribute to the IHC substantially all the net proceeds that we receive from the issuance of securities (including any securities offered by use of this prospectus), and the ability of the Bank and the IHC to make payments to us is limited. As a result of these arrangements, our ability to make various payments is dependent on our receiving dividends from the Bank and dividends and extensions of credit from the IHC. These limitations could affect our ability to pay interest on our debt securities, pay dividends on our preferred stock and common stock, redeem or repurchase outstanding securities, and fulfill our other payment obligations.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•

the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•

if denominated in a currency other than U.S. dollars, the currency or currencies, including composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any addition to, deletion from or change in the events of default applicable to the debt securities;

•	any addition to, deletion from or change in the covenants applicable to the debt securities; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office in New York City of our paying agent, The Bank of New York Mellon, or any successor paying agent that we may designate. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to us. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

The indentures do not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden or dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorgan Chase.

We may issue debt securities upon the exercise of securities warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those securities warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities or other securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Securities Warrants” below.

Each of the indentures contains a provision that, if made applicable to any series of senior or subordinated debt securities, respectively, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any debt securities of that series then outstanding, and/or

•

covenant defeasance, which would release us from our obligations under specified covenants, including, with respect to any series of senior securities, the covenant described under “Senior Debt Securities—Limitation on Disposition of Stock of the Bank”.

To make either of the above elections, we must deposit in trust with the respective trustee money and/or U.S. government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior or subordinated debt securities, as the case may be. As used in the indentures, “U.S. government obligations” are: (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and (2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior or subordinated debt securities, as the case may be, will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or be based upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the defeased covenant, payment of those debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

We and the trustees may modify either indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any debt security;

•	reduce the principal amount of, or premium, if any, on, any debt security;

•	change the rate or method of computation of the interest on any debt security;

•	reduce the amount of the principal of an original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	change the currency or currencies in which any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on a debt security on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or any waiver under the applicable indenture; or

•	change the provisions in the applicable indenture that relate to its modification or amendment.

In addition, we and the trustees may amend either indenture without the consent of the holders of debt securities of any series for any of the following purposes:

•	to evidence the succession of another company to us;

•	to add to our covenants or to surrender any right or power conferred upon us;

•	to add any additional events of default;

•	to permit or facilitate the issuance of debt securities in bearer form, certificated form or global form;

•

to add to, change or eliminate any of the provisions of the applicable indenture in respect of all or any series of debt securities, provided that any such addition, change or elimination will neither (i) apply to any debt security issued prior to the execution of such amendment and entitled to the benefit of such provision nor (ii) modify the rights of the holders of any such debt securities with respect to such provision;

•

to conform the text of the applicable indenture or any debt securities to any provision of the “Description of Debt Securities” in this prospectus or a similarly captioned section in any applicable prospectus supplement relating to the offering of debt securities;

•	to provide security for or a guarantee of any series of debt securities;

•	to establish the form or terms of any series of debt securities;

•	to provide for successor trustees or the appointment of more than one trustee; or

•

to cure any ambiguity, to correct or supplement any provision of the applicable indenture which may be inconsistent with any other provision thereof, or to make any other provisions as we may deem necessary or desirable, provided such amendment does not adversely affect the interests of the holders of any series of debt securities in any material respect.

Each indenture allows us, without the consent of the holders of the debt securities of any series issued under that indenture, to consolidate or merge with any other entity, to convey, transfer or lease all or substantially all of our assets to another entity, or to permit another entity to merge into JPMorgan Chase, provided that:

(1) the successor is a corporation, association, company or business trust organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the debt securities and under the indentures;

(3) after giving effect to the transaction, no event of default (or, in the case of the senior debt securities, a covenant breach under the senior indenture), and no event which, after notice or lapse of time or both, would become an event of default (or, in the case of the senior debt securities, a covenant breach under the senior indenture), shall have occurred and be continuing; and

(4) other specified conditions are met.

In addition, each indenture allows us, without the consent of the holders of the debt securities of any series issued under that indenture, to convey, transfer or lease all or substantially all of our assets to one or more of our subsidiaries.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorgan Chase and will constitute Senior Indebtedness of JPMorgan Chase. For a definition of “Senior Indebtedness,” see “— Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. Unless otherwise specified in the prospectus supplement relating to a particular series of debt securities, the senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will sell, assign, grant a security interest in or otherwise dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary that owns any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of the Bank’s voting stock, to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorgan Chase with another entity or a conveyance, transfer or lease of all or substantially all of our assets to another entity. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorgan Chase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking institution if, after the merger or consolidation, (A) JPMorgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) treating for purposes of the senior indenture the resulting bank as the Bank, no covenant breach, event of default or event which, after notice or lapse of time or both, would become a covenant breach or event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorgan Chase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees irrespective of the happening of a contingency.

Defaults and Waivers. Unless otherwise specified in the applicable prospectus supplement, under the senior indenture, any one of the following events will be an event of default with respect to the senior debt securities of any series:

(1) default in the payment of principal of (or premium, if any, on) any senior debt securities of that series and continuance of that default for 30 days;

(2) default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

(3) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase; and

(4) any other event of default specified with respect to senior debt securities of that series.

Senior debt securities issued by us prior to December 31, 2016 (the “Pre-2017 Senior Debt”) contain events of default that are different from those set forth above. In particular:

•	The events of default applicable to the Pre-2017 Senior Debt do not provide for a 30-day cure period with respect to any failure by us to pay the principal of those senior debt securities;

•

Most series of Pre-2017 Senior Debt contain an additional event of default that is applicable if we fail to perform any of the covenants contained in the terms and conditions of, or the governing instrument for, those senior debt securities and that failure continues for 90 days; and

•

The events of default applicable to certain series of Pre-2017 Senior Debt provide that specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase Bank, N.A. would constitute an event of default with respect to those senior debt securities.

Accordingly, if we fail to pay the principal of any series of Pre-2017 Senior Debt when due, the holders of such senior debt securities would be entitled to declare their securities due and payable immediately, whereas holders of the senior debt securities of any series would not be entitled to accelerate those senior debt securities until 30 days after our failure to pay the principal of those senior debt securities. In addition, holders of the senior debt securities will not have the benefit of the additional events of default described above that are applicable to the Pre-2017 Senior Debt.

Under the senior indenture, if any event of default with respect to the senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, insolvency or reorganization. Subject to the conditions set forth in the senior indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy, reorganization or insolvency, and may not accelerate the subordinated debt securities if we fail to pay principal or interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “— Defaults and Waivers” below.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all of our indebtedness for money borrowed, including all indebtedness for money borrowed by another person that we guarantee; similar obligations arising from off-balance sheet guarantees and direct credit substitutes; all obligations for claims in respect of derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements; and any deferrals, renewals or extensions of any of the foregoing. However, Senior Indebtedness does not include indebtedness that is stated not to be senior to or to have the same rank as the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities. In particular, Senior Indebtedness does not include (A) the subordinated debt securities issued under the subordinated indenture, (B) the subordinated indebtedness issued under the amended and restated indenture, dated as of December 15, 1992, as amended, between us and U.S. Bank Trust National Association, as trustee, (C) the subordinated indebtedness issued under the indenture, dated as of October 21, 2010, between us and U.S. Bank Trust National Association, as trustee, and (D) other debt of JPMorgan Chase that is expressly stated to have the same rank as or not to rank senior to the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•

there shall exist any event of default on any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or otherwise) we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities.

No series of our subordinated debt securities (other than our outstanding junior subordinated indebtedness) is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorgan Chase referred to above. However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessor institutions, in the event of our dissolution, winding-up, liquidation, reorganization or insolvency, holders of the subordinated debt securities that may be offered by use of this prospectus and an applicable prospectus supplement may recover less, ratably, than holders of some of our other series of outstanding subordinated indebtedness and more, ratably, than holders of other series of our outstanding subordinated indebtedness. In addition, holders of the subordinated debt securities may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

No Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. Unless otherwise specified in the prospectus supplement relating to a particular series of subordinated debt securities, the subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	specified events of bankruptcy, reorganization or insolvency of JPMorgan Chase; and

•	any other event specified with respect to subordinated debt securities of that series.

If any event of default with respect to subordinated debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of all subordinated debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, reorganization or insolvency. Subject to the conditions set forth in the subordinated indenture, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount subordinated debt securities upon an event of default. In the event of the bankruptcy, liquidation, reorganization or insolvency of JPMorgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or the performance of that covenant or agreement.

Covenant Breach

Under each indenture, a “covenant breach” would occur with respect to the debt securities of any series issued under that indenture if we fail to perform or breach any of the covenants contained in that indenture (in the case of the senior indenture, other than a failure to pay principal of or interest on the senior debt securities) and that failure or breach continues for 90 days after the trustee under that indenture or the holders of not less than 25% in principal amount of the outstanding debt securities of that series give written notice of that failure or breach. Under each indenture, neither the trustee nor the holders of the debt securities will be entitled to accelerate the maturity of the debt securities as a result of any covenant breach.

If a covenant breach or event of default with respect to the debt securities of any series occurs and is continuing, the relevant trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of those debt securities by such appropriate judicial proceedings as the trustee deems most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the relevant indenture, in aid of the exercise of any power granted in that indenture, or to enforce any other proper remedy.

Limitation of Suits

Under each indenture, a holder of the debt securities of any series issued under that indenture will not have the right to institute any proceeding with respect to that indenture or those debt securities unless:

•	the holder has given the trustee written notice of a continuing covenant breach or event of default with respect to those debt securities;

•

the holders of not less than 25% in principal amount of those debt securities at the time outstanding have made a written request to the trustee to institute proceedings in respect of the covenant breach or event of default, and offered the trustee indemnity reasonably satisfactory to it; and

•

the trustee has not received from the holders of a majority in principal amount of those debt securities at the time outstanding a direction inconsistent with such request, and has failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.

The foregoing limitations will not apply to any suit instituted by holders of the debt securities for the enforcement of any payment of principal or interest on or after the date when due.

Other Provisions of the Indentures

Each of the indentures requires the relevant trustee, within 90 days after the occurrence of a default known to it with respect to the debt securities of any series issued under that indenture, to give the holders of those debt securities notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a default in the payment of principal or interest. The trustee may not give the above notice until at least 60 days after the occurrence of a default in the performance of a covenant in the indenture, other than, in the case of the senior indenture, a covenant to pay principal of or interest on the senior debt securities. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, a covenant breach or event of default with respect to the debt securities.

Other than the duty to act with the required standard of care during a default, the trustee under each of the indentures is not obligated to exercise any of its rights or powers under that indenture at the request or direction of any of the holders of the debt securities issued under that indenture, unless the holders have offered to the trustee reasonable security or indemnity. Each of the indentures provides that the holders of a majority in principal amount of the debt securities issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the indenture, and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Each of the indentures includes a covenant requiring us to file annually with the relevant trustee a certificate stating that there exists no covenant breach, event of default or event that is, or after notice or lapse of time or both would become, a covenant breach or event of default under the relevant indenture, or if any such default exists, specifying such default.

Information Concerning The Trustees

We and our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. Deutsche Bank Trust Company Americas is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of senior debt securities. U.S. Bank Trust National Association is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of subordinated debt securities.

Insolvency and Resolution Considerations

The debt securities constitute “loss-absorbing capacity” within the meaning of the final rules (the “TLAC rules”) issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) on December 15, 2016 regarding, among other things, the minimum levels of unsecured external long-term debt and other loss-absorbing capacity that certain U.S. bank holding companies, including JPMorgan Chase, are required to maintain. Such debt must satisfy certain eligibility criteria under the TLAC rules. If JPMorgan Chase were to enter into resolution either in a proceeding under Chapter 11 of the U.S. Bankruptcy Code or in a receivership administered by the Federal Deposit Insurance Corporation (the “FDIC”) under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), holders of the debt securities offered by use of this prospectus and other debt and equity securities of JPMorgan Chase will absorb the losses of JPMorgan Chase and its affiliates.

Under Title I of the Dodd-Frank Act and applicable rules of the Federal Reserve and the FDIC, JPMorgan Chase is required to submit periodically to the Federal Reserve and the FDIC a detailed plan (the “resolution plan”) for the rapid and orderly resolution of JPMorgan Chase and its material subsidiaries under the U.S. Bankruptcy Code and other applicable insolvency laws in the event of material financial distress or failure. JPMorgan Chase’s preferred resolution strategy under its resolution plan contemplates that only JPMorgan Chase would enter bankruptcy proceedings under Chapter 11 of the U.S. Bankruptcy Code pursuant to a “single point of entry” recapitalization strategy. JPMorgan Chase’s subsidiaries would be recapitalized, as needed, so that they could continue operations or subsequently be wound down in an orderly manner. As a result, JPMorgan Chase’s losses and any losses incurred by its subsidiaries would be imposed first on holders of JPMorgan Chase’s equity securities and thereafter on unsecured creditors, including holders of the debt securities offered by use of this prospectus and other debt securities of JPMorgan Chase. Claims of holders of the debt securities and those other securities would have a junior position to the claims of creditors of JPMorgan Chase’s subsidiaries and to the claims of priority (as determined by statute) and secured creditors of JPMorgan Chase. Accordingly, in a resolution of JPMorgan Chase under Chapter 11 of the U.S. Bankruptcy Code, holders of the debt securities offered by use of this prospectus and other debt securities of JPMorgan Chase would realize value only to the extent available to JPMorgan Chase as a shareholder of the Bank and its other subsidiaries, and only after any claims of priority and secured creditors of JPMorgan Chase have been fully repaid. If JPMorgan Chase were to enter into a resolution, none of JPMorgan Chase, the Federal Reserve or the FDIC is obligated to follow JPMorgan Chase’s preferred resolution strategy under its resolution plan.

The FDIC has similarly indicated that a single point of entry recapitalization model could be a desirable strategy to resolve a systemically important financial institution, such as JPMorgan Chase, under Title II of the Dodd-Frank Act (“Title II”). Pursuant to that strategy, the FDIC would use its power to create a “bridge entity” for JPMorgan Chase; transfer the systemically important and viable parts of its business, principally the stock of JPMorgan Chase’s main operating subsidiaries and any intercompany claims against such subsidiaries, to the bridge entity; recapitalize those subsidiaries using assets of JPMorgan Chase that have been transferred to the bridge entity; and exchange external debt claims against JPMorgan Chase for equity in the bridge entity. Under this Title II resolution strategy, the value of the stock of the bridge entity that would be redistributed to holders of the debt securities offered by use of this prospectus and other debt securities of JPMorgan Chase may not be sufficient to repay all or part of the principal amount and interest on the debt securities and those other securities. To date, the FDIC has not formally adopted a single point of entry resolution strategy and it is not obligated to follow such a strategy in a Title II resolution of JPMorgan Chase.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law (“DGCL”). As of the date of this prospectus, we have the following issued and outstanding series of preferred stock, the terms of each of which we summarize below:

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I;

•	5.45% Non-Cumulative Preferred Stock, Series P;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V;

•	6.30% Non-Cumulative Preferred Stock, Series W;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X;

•	6.125% Non-Cumulative Preferred Stock, Series Y;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z;

•	6.10% Non-Cumulative Preferred Stock, Series AA;

•	6.15% Non-Cumulative Preferred Stock, Series BB;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC;

•	5.75% Non-Cumulative Preferred Stock, Series DD; and

•	6.00% Non-Cumulative Preferred Stock, Series EE.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares representing that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. A form of certificate of designations is filed as an exhibit to the registration statement. We will file the certificate of designations with respect to the particular series of preferred stock being offered with the SEC promptly after the offering of that series of preferred stock.

The preferred stock will, when issued against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

Holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will be entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of our board, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock register (or, if applicable, the records of the depositary referred to under “Description of Depositary Shares”) on record dates determined by our board of directors or a duly authorized committee of our board. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If a dividend is not declared on any series of preferred stock for which dividends are noncumulative, then the right of holders of that preferred stock to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set aside for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set aside for payment, or we contemporaneously declare and pay or set aside for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for, in the case of a series of noncumulative preferred stock, the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, all past dividend periods. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series of preferred stock pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accumulated and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest in respect of any dividend that is not declared, or if declared is not paid, on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside a sum sufficient for the payment thereof, in the case of a series of noncumulative preferred stock, full dividends on all outstanding shares of that preferred stock in respect of the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, full dividends, including cumulative dividends, if any, owing on that preferred stock for all past dividend periods:

•

no dividend (other than a dividend in common stock or in any junior or equally ranking stock as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common stock or upon any junior or equally ranking stock as to dividends or upon liquidation, dissolution or winding-up, and

•

no common stock or other capital stock ranking junior or equally as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by us, except

(1)	by conversion into or exchange for capital stock ranking junior to the preferred stock being offered;

(2)	as a result of reclassification into capital stock ranking junior to the preferred stock being offered;

(3)

through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to the preferred stock being offered or, in the case of capital stock ranking on a parity with the preferred stock being offered, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with the preferred stock being offered;

(4)

in the case of capital stock ranking on a parity with the preferred stock being offered, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of preferred stock being offered and such capital stock ranking on a parity with the preferred stock being offered;

(5)	in connection with the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed dividend period; or

(6)

any purchase, redemption or other acquisition of capital stock ranking junior to the preferred stock being offered pursuant to any of our or our subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after the issuance of the preferred stock being offered).

However, the foregoing will not restrict our ability or the ability of any of our affiliates to engage in underwriting, stabilization, market-making or similar transactions in our capital stock in the ordinary course of business. Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other capital stock ranking junior to or on a parity with the preferred stock being offered from time to time out of any assets legally available for such payment, and the holders of the preferred stock being offered will not be entitled to participate in those dividends.

As used in this prospectus, “junior to the preferred stock being offered” and like terms refer to our common stock and any other class or series of our capital stock over which the preferred stock being offered has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; “parity preferred stock” and “on a parity with the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks on a parity with the shares of the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; and “senior to the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks senior to the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for any period greater or less than a full dividend period, other than the initial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders the amount set forth in the prospectus supplement plus, in the case of a series of noncumulative preferred stock, an amount equal to any declared and unpaid dividends, without accumulation of undeclared dividends, if any, from the day following the immediately preceding dividend payment date, to, but not including, the date of the liquidating distribution, but without accumulation of any unpaid dividends for prior dividend periods, or, in the case of a series of cumulative preferred stock, an amount equal to any accumulated and unpaid dividends, whether or not declared, before we make any payment or distribution on our common stock or on any other capital stock ranking junior to the preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock upon our liquidation, dissolution or winding-up. After the payment to such holders of the full preferential amounts to which they are entitled, such holders will have no right or claim to any of our remaining assets.

If, upon our voluntary or involuntary liquidation, dissolution or winding-up, we fail to pay in full the amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share ratably in any such distribution of our assets in proportion to the full respective distributions to which they are entitled. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business, nor our merger or consolidation into or with any other entity will be considered a liquidation, dissolution or winding-up.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and the applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors or any duly authorized committee of our board will determine the method for selecting the shares to be redeemed, which (unless otherwise specified in the applicable prospectus supplement) may be by lot or pro rata or in such other manner as the board of directors or any duly authorized committee of our board determines to be equitable. From and after the redemption date, dividends will cease to accumulate on the shares of preferred stock called for redemption up to the redemption date and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accumulated but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by a purchase or exchange offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Unless otherwise indicated in the prospectus supplement, each share of preferred stock of each series will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described under “Description of Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fractional interest in a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. If (unless otherwise indicated in the prospectus supplement) each full share of any series of preferred stock offered is entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Unless otherwise specified in a prospectus supplement, if, at any time or times, the equivalent of an aggregate of six quarterly dividends, whether or not consecutive, for any series of preferred stock being offered has not been paid, the number of directors constituting our board of directors will be automatically increased by two and the holders of each outstanding series of preferred stock with such voting rights, together with holders of such other shares of any other class or series of parity preferred stock outstanding at the time upon which like voting rights have been conferred and are exercisable, which we refer to as “voting parity stock,” voting together as a class, will be entitled to elect those additional two directors, which we refer to as “preferred directors,” at that annual meeting and at each subsequent annual meeting of stockholders until full dividends have been paid for at least four quarterly consecutive dividend periods. At that time such right will terminate, except as expressly provided in the applicable certificate of designations or by law, subject to revesting. Upon any termination of the right of the holders of shares of preferred stock being offered and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of preferred directors elected. Any preferred director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of preferred stock voting together as a class with the holders of shares of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered and any voting parity stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered, amend, alter or repeal any provision of the applicable certificate of designations or our certificate of incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the preferred stock being offered.

Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of the preferred stock being offered:

•

any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up;

•	a merger or consolidation of JPMorgan Chase with or into another entity in which the shares of the preferred stock being offered remain outstanding; and

•

a merger or consolidation of JPMorgan Chase with or into another entity in which the shares of the preferred stock being offered are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the preferred stock being offered;

provided that if the amendment would adversely affect such series but not any other series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to provide notice to the Federal Reserve Board prior to acquiring or retaining 10% or more of that series.

Outstanding Series of Preferred Stock

Ranking. Each of our Series I Preferred Stock, Series P Preferred Stock, Series Q Preferred Stock, Series R Preferred Stock, Series S Preferred Stock, Series U Preferred Stock, Series V Preferred Stock, Series W Preferred Stock, Series X Preferred Stock, Series Y Preferred Stock, Series Z Preferred Stock, Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock, Series DD Preferred Stock and Series EE Preferred Stock (each as defined below, and collectively, the “Outstanding Preferred Stock”) ranks senior to our common stock as well as any of our other stock that states it is expressly made junior to such series of Outstanding Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up.

Dividends. We may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Outstanding Preferred Stock unless we have previously declared and paid or set apart for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on the Outstanding Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Outstanding Preferred Stock and such equally ranking series will be declared and paid pro rata.

With certain exceptions, unless we have paid or declared and set aside for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Outstanding Preferred Stock of each series will be entitled to receive liquidating distributions equal to the liquidation preference per share for such series, plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Outstanding Preferred Stock of such series.

Redemption. We may redeem each series of Outstanding Preferred Stock on the dates and at the redemption prices set forth below. In addition, we may redeem each series of Outstanding Preferred Stock (other than the Series I Preferred Stock) in whole, but not in part, at a redemption price equal to the liquidation preference per share for each such series of Outstanding Preferred Stock, plus any declared and unpaid dividends, following the occurrence of a capital treatment event. For these purposes, “capital treatment event” means the good faith determination by JPMorgan Chase that, as a result of any:

•

amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock;

•	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock, there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the full liquidation amount of all shares of such series of Outstanding Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of such series of Outstanding Preferred Stock is outstanding. Redemption of any Outstanding Preferred Stock is subject to our receipt of any required approvals from the Federal Reserve Board or any other regulatory authority.

Voting Rights. The Outstanding Preferred Stock has limited voting rights. Each share of Outstanding Preferred Stock has one vote whenever it is entitled to voting rights.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I

On April 23, 2008, we issued 600,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, $1 par value, with a liquidation preference of $10,000 per share (the “Series I Preferred Stock”). Shares of the Series I Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series I Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 30, 2018 at a rate of 7.90% per annum, payable semi-annually, in arrears, on April 30 and October 30 of each year, beginning on October 30, 2008. From and including April 30, 2018, dividends will be paid when, as, and if declared by our board of directors or such committee thereof at a floating rate equal to three-month LIBOR plus a spread of 3.47% per annum, payable quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year. Dividends on the Series I Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series I Preferred Stock may be redeemed on any dividend payment date on or after April 30, 2018, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. On October 30, 2018, we redeemed 169,925 of the outstanding shares of Series I Preferred Stock.

5.45% Non-Cumulative Preferred Stock, Series P

On February 5, 2013, we issued 90,000 shares of 5.45% Non-Cumulative Preferred Stock, Series P, $1 par value, with a liquidation preference of $10,000 per share (the “Series P Preferred Stock”). Shares of the Series P Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series P Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 5.45% per annum, payable quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2013. Dividends on the Series P Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series P Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2018, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series P Preferred Stock following the occurrence of a “capital treatment event”, as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q

On April 23, 2013, we issued 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q, $1 par value, with a liquidation preference of $10,000 per share (the “Series Q Preferred Stock”). Shares of the Series Q Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series Q Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, May 1, 2023 at a rate of 5.15% per annum, payable semi-annually, in arrears, on May 1 and November 1 of each year, beginning on November 1, 2013. From and including May 1, 2023, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.25% per annum, payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2023. Dividends on the Series Q Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series Q Preferred Stock may be redeemed on any dividend payment date on or after May 1, 2023, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series Q Preferred Stock following the occurrence of a “capital treatment event”, as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R

On July 29, 2013, we issued 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R, $1 par value, with a liquidation preference of $10,000 per share (the “Series R Preferred Stock”). Shares of the Series R Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series R Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, August 1, 2023 at a rate of 6.00% per annum, payable semi-annually, in arrears, on February 1 and August 1 of each year, beginning on February 1, 2014. From and including August 1, 2023, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.30% per annum, payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on November 1, 2023. Dividends on the Series R Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series R Preferred Stock may be redeemed on any dividend payment date on or after August 1, 2023, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series R Preferred Stock following the occurrence of a “capital treatment event”, as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S

On January 22, 2014, we issued 200,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S, $1 par value, with a liquidation preference of $10,000 per share (the “Series S Preferred Stock”). Shares of the Series S Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series S Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, February 1, 2024 at a rate of 6.750% per annum, payable semi-annually in arrears, on February 1 and August 1 of each year, beginning on February 1, 2014. From and including February 1, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.78% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2024. Dividends on the Series S Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series S Preferred Stock may be redeemed on any dividend payment date on or after February 1, 2024, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series S Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U

On March 10, 2014, we issued 100,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, $1 par value, with a liquidation preference of $10,000 per share (the “Series U Preferred Stock”). Shares of the Series U Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series U Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 30, 2024 at a rate of 6.125% per annum, payable semi-annually in arrears, on April 30 and October 30 of each year, beginning on October 30, 2014. From and including April 30, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.33% per annum, payable quarterly in arrears, on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2024. Dividends on the Series U Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series U Preferred Stock may be redeemed on any dividend payment date on or after April 30, 2024, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series U Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V

On June 9, 2014, we issued 250,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V, $1 par value, with a liquidation preference of $10,000 per share (the “Series V Preferred Stock”).

Shares of the Series V Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series V Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, July 1, 2019 at a rate of 5.00% per annum, payable semi-annually in arrears, on January 1 and July 1 of each year, beginning on January 1, 2015. From and including July 1, 2019, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.32% per annum, payable quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019. Dividends on the Series V Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series V Preferred Stock may be redeemed on any dividend payment date on or after July 1, 2019, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series V Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.30% Non-Cumulative Preferred Stock, Series W

On June 23, 2014 and June 27, 2014, we issued an aggregate of 88,000 shares of 6.30% Non-Cumulative Preferred Stock, Series W, $1 par value, with a liquidation preference of $10,000 per share (the “Series W Preferred Stock”). Shares of the Series W Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series W Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.30% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2014. Dividends on the Series W Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series W Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2019, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series W Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X

On September 23, 2014, we issued 160,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, $1 par value, with a liquidation preference of $10,000 per share (the “Series X Preferred Stock”). Shares of the Series X Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series X Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, October 1, 2024 at a rate of 6.10% per annum, payable semi-annually in arrears, on April 1 and October 1 of each year, beginning on April 1, 2015. From and including October 1, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.33% per annum, payable quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2025. Dividends on the Series X Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series X Preferred Stock may be redeemed on any dividend payment date on or after October 1, 2024, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series X Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.125% Non-Cumulative Preferred Stock, Series Y

On February 12, 2015, we issued an aggregate of 143,000 shares of 6.125% Non-Cumulative Preferred Stock, Series Y, $1 par value, with a liquidation preference of $10,000 per share (the “Series Y Preferred Stock”). Shares of the Series Y Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series Y Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.125% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2015. Dividends on the Series Y Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series Y Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2020, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series Y Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z

On April 21, 2015, we issued 200,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, $1 par value, with a liquidation preference of $10,000 per share (the “Series Z Preferred Stock”). Shares of the Series Z Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series Z Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, May 1, 2020 at a rate of 5.30% per annum, payable semi-annually in arrears, on May 1 and November 1 of each year, beginning on November 1, 2015. From and including May 1, 2020, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.80% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2020. Dividends on the Series Z Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series Z Preferred Stock may be redeemed on any dividend payment date on or after May 1, 2020, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series Z Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.10% Non-Cumulative Preferred Stock, Series AA

On June 4, 2015, we issued an aggregate of 142,500 shares of 6.10% Non-Cumulative Preferred Stock, Series AA, $1 par value, with a liquidation preference of $10,000 per share (the “Series AA Preferred Stock”). Shares of the Series AA Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series AA Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.10% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2015. Dividends on the Series AA Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series AA Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2020, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series AA Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.15% Non-Cumulative Preferred Stock, Series BB

On July 29, 2015, we issued an aggregate of 115,000 shares of 6.15% Non-Cumulative Preferred Stock, Series BB, $1 par value, with a liquidation preference of $10,000 per share (the “Series BB Preferred Stock”). Shares of the Series BB Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series BB Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.15% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2015. Dividends on the Series BB Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series BB Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2020, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series BB Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC

On October 20, 2017, we issued 125,750 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series CC, $1 par value, with a liquidation preference of $10,000 per share (the “Series CC Preferred Stock”). Shares of the Series CC Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series CC Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, November 1, 2022 at a rate of 4.625% per annum, payable semi-annually in arrears, on May 1 and November 1 of each year, beginning on May 1, 2018. From and including November 1, 2022, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 2.58% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2023. Dividends on the Series CC Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series CC Preferred Stock may be redeemed on any dividend payment date on or after November 1, 2022, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series CC Preferred Stock following the occurrence of a “capital treatment event,” as described above.

5.75% Non-Cumulative Preferred Stock, Series DD

On September 21, 2018, we issued an aggregate of 169,625 shares of 5.75% Non-Cumulative Preferred Stock, Series DD, $1 par value, with a liquidation preference of $10,000 per share (the “Series DD Preferred Stock”). Shares of the Series DD Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series DD Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 5.75% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2018. Dividends on the Series DD Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series DD Preferred Stock may be redeemed on any dividend payment date on or after December 1, 2023, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series DD Preferred Stock following the occurrence of a “capital treatment event,” as described above.

6.00% Non-Cumulative Preferred Stock, Series EE

On January 24, 2019, we issued an aggregate of 185,000 shares of 6.00% Non-Cumulative Preferred Stock, Series EE, $1 par value, with a liquidation preference of $10,000 per share (the “Series EE Preferred Stock”). Shares of the Series EE Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series EE Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.00% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2019. Dividends on the Series EE Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series EE Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2024, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series EE Preferred Stock following the occurrence of a “capital treatment event,” as described above.

DESCRIPTION OF DEPOSITARY SHARES

General. We may, at our option, elect to offer depositary shares representing fractional interests in shares of preferred stock. If we do, we will arrange the issuance by a depositary of receipts for depositary shares, and each of those depositary shares will represent a fractional interest in a share of a particular series of preferred stock. We will specify that fractional interest in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the powers, preferences and rights of the preferred stock underlying that depositary share, in proportion to the applicable fractional interest in a share of the preferred stock which those depositary shares represent. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. The depositary will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary receipts in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds from the sale to the applicable holders of the depositary receipts.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares representing that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, to the extent practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or would be materially and adversely inconsistent with the rights granted to holders of the underlying preferred stock pursuant to our certificate of incorporation will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 9,000,000,000 shares of common stock. As of December 31, 2018, we had 4,104,933,895 shares of common stock issued (excluding 829,167,674 shares held in treasury).

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the DGCL for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights or to the benefit of any sinking funds. Our common stock is not convertible into shares of any other class of our capital stock. Computershare Inc is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock or other securities, other property or any combination of those securities in the form of units. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable securities warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. Forms of those documents are filed as exhibits to the registration statement.

Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void.

Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, that may be purchased upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the currency warrants that we may offer. We will describe the particular terms of the currency warrants and the extent, if any, to which the general provisions described below do not apply to the currency warrants offered in the applicable prospectus supplement. The following summary is not complete. You should refer to the currency warrants and the currency warrant agreement relating to the specific currency warrants being offered for the complete terms of those currency warrants. Forms of those documents are filed as exhibits to the registration statement.

We will issue each issue of currency warrants under a currency warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of currency warrants.

We may issue currency warrants either in the form of:

•

currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the “designated currency”) for a specified amount of U.S. dollars; or

•

currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

As a prospective purchaser of currency warrants, you should be aware of special United States federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the currency warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. See “Book-Entry Issuance” below.

Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of currency warrants. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those currency warrants will be the date the delisting or trading suspension becomes effective, and currency warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the currency warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the currency warrants will expire worthless. Further, the cash settlement value of currency warrants at any time prior to exercise or expiration may be less than the trading value of the currency warrants. The trading value of the currency warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the currency warrants, the relationship between the exercise price of the currency warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because currency warrants are unsecured obligations of JPMorgan Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of currency warrants. Finally, the amount of actual cash settlement of a currency warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the currency warrant and the time the exercise is actually effected.

As a prospective purchaser of currency warrants you should be prepared to sustain a loss of some or all of the purchase price of your currency warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the currency warrants in light of your particular financial circumstances. You should also consider the information set forth under “Risk Factors” in the prospectus supplement relating to the particular issue of currency warrants being offered and to the other information regarding the currency warrants and the designated currency set forth in the prospectus supplement.

DESCRIPTION OF UNITS

We may issue units that will consist of any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property. We may issue units in one or more series, which will be described in the applicable prospectus supplement. Each series of units will be issued under a separate unit agreement to be entered into between us and a bank or trust company (which may be the Bank), as unit agent. The below summary of certain provisions of the units and unit agreements is not complete. You should refer to the unit agreement for the complete terms of the unit agreement and the units. Forms of those documents will be filed as exhibits to or incorporated by reference in the registration statement.

Unless otherwise specified in the applicable prospectus supplement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will describe the particular terms of any series of units being offered in the prospectus supplement relating to that series of units. Those terms may include:

•

the designation and the terms of the units and any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units, including and whether and under what circumstances the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other securities may be traded separately;

•	any additional terms of the governing unit agreement;

•

any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units; and

•	any applicable U.S. federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock,” “Description of Securities Warrants” and “Description of Currency Warrants” will apply to each unit and to any debt securities, preferred stock, common stock or warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property included in each unit, unless otherwise specified in the applicable prospectus supplement.

An investment in units may involve special risks, including risks associated with indexed securities and currency-related risks if the securities comprising the units are linked to an index or are payable in or otherwise linked to a non-U.S. dollar currency.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series for settlement and clearance through a book-entry settlement system, as indicated in the applicable prospectus supplement. The following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of JPMorgan Chase, the trustees, the depositary or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•

if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar for the securities will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of The Bank of New York Mellon or any successor paying agent that we may designate. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the global securities deposited with DTC outside the United States through Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, The Bank of New York Mellon will act as depositary for each of Clearstream and Euroclear in the case of global debt securities.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

Special Provisions Relating to Certain Foreign Currency Securities

If specified in the applicable prospectus supplement, book-entry securities denominated in currencies other than U.S. dollars may be held directly through participants in the systems of Clearstream or Euroclear, or indirectly through organizations that are participants in such systems. Such securities will be issued in the form of one or more global certificates (the “international global securities”), which will be registered in the name of a nominee for, and shall be deposited with, a common depositary for Clearstream and/or Euroclear. If a particular tranche or series of securities is issued utilizing both a global security and an international global security, in order to allow transfers between account holders utilizing the different book-entry systems the registrar will adjust the amounts of the global securities on the register for the accounts of the nominees for the respective systems.

Unless otherwise specified in the applicable prospectus supplement, with respect to an international global security, distributions of principal and interest for a global debt security and dividends for a global equity security will be credited, in the specified currency, to the extent received by Clearstream or Euroclear, to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures. If the prospectus supplement provides for both a global security and an international global security or if a beneficial interest in a global security is held by a participant in Clearstream or Euroclear, then a holder of a beneficial interest in a global security will receive all payments in U.S. dollars in accordance with DTC’s rules and procedures, unless it has, or participants through which it holds its beneficial interest have, made other arrangements.

Relationship of Accountholders with Clearing Systems

Unless otherwise specified in the applicable prospectus supplement, each of the persons shown in the records of Clearstream, Euroclear or any other clearing system as the holder of the securities represented by the global securities must look solely to Clearstream or Euroclear for such holder’s share of each payment made by or on behalf of JPMorgan Chase to Clearstream or Euroclear, and in relation to all other rights arising under the global securities, subject to and in accordance with the respective rules and procedures of Clearstream or Euroclear. Such persons shall have no claim directly against JPMorgan Chase in respect of payments due on the securities for so long as the securities are represented by global securities and such obligations of JPMorgan Chase will be discharged by payment to Clearstream or Euroclear in respect of each amount so paid.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants, currency warrants or units being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased, other than securities subject to an underwriter’s overallotment option. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Our direct or indirect wholly-owned subsidiaries, including J.P. Morgan Securities LLC, may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of JPMorgan Chase for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.